Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces Third Quarter Results

PITTSBURGH, October 23, 2013 – MSA (NYSE: MSA), the global leader in safety products and systems that help protect facility infrastructures and people in the workplace, today announced that net sales for the third quarter of 2013 were $278 million compared with $287 million for the third quarter of 2012, a decrease of $9 million, or 3 percent. Excluding the effect of weakening currencies, sales decreased $3 million, or 1 percent. Net income for the third quarter 2013 was $20 million, or 52 cents per basic share. Excluding after-tax restructuring expense, foreign currency charges and a gain on an asset sale totaling $2 million, net income for the current quarter was $22 million or $0.57 per basic share.

“MSA’s consolidated third quarter results reflect the combined impact of product certification delays resulting from the federal government’s budget sequestration, a reduction in large order shipments and weaker than normal business conditions in mining markets around the world,” said William M. Lambert, MSA President and CEO. “Although we continue to see good growth opportunities for MSA’s global core product groups, we had a number of short-term items impact our quarterly results, including a temporary stoppage of SCBA shipments to the U.S. fire service caused by government sequestration delays in the certification process associated with new SCBA performance standards adopted by the National Fire Protection Association.”

(more)

On a geographic basis, third quarter sales in the company’s North American segment increased $1 million, or 1 percent, versus the same period of 2012. Sales of gas detection products increased $4 million on an increase in shipments to industrial markets. This increase was partially offset by a $3 million decline in shipments to military markets on a lower level of gas mask sales. Sequential quarter SCBA orders were down $9 million, due principally to sequestration related approval delays of new product.

Sales in the company’s European segment decreased $1 million, or 1 percent, when compared to the third quarter of 2012. Excluding a favorable currency translation impact of $2 million, local currency sales decreased $3 million. The decline was related to weakness in industrial markets in Russia and a lower level of invoicing to military markets in the Middle East and India regions. These declines were partially offset by strength in the fire service markets throughout Western Europe.

Sales in MSA’s International segment decreased $9 million, or 10 percent, versus the same period of 2012. Excluding an unfavorable currency translation impact of $8 million, International segment local currency sales decreased $1 million, or 1 percent, from the third quarter of 2012. Local currency industrial market sales were flat on weakness in mining markets, while fire service improvements were offset by a decline in sales to military markets.

Net income in MSA’s North American segment increased $3 million in the third quarter of 2013, primarily due to lower selling, general and administrative expenses.

(more)

Net income in MSA’s European segment increased $1 million in the third quarter of 2013, primarily due to improved product margins.

International segment net income decreased $1 million in the third quarter, primarily related to the decrease in sales partially offset by a reduction of selling, general and administrative expenses in Australia and South Africa.

The net loss reported in reconciling items increased $2 million in the third quarter of 2013. The increase in reconciling items net loss in the third quarter of 2013 reflects higher currency exchange losses and the absence of a one-time tax benefit associated with the non-cash charitable contribution of land at MSA’s corporate headquarters near Pittsburgh in the third quarter of 2012.

“While the quarterly financial results demonstrate how challenging conditions are, we continue to experience growth in MSA’s core product lines,” Mr. Lambert said. “As we head into the final quarter of the year, we remain focused on controlling SG&A and reducing manufacturing costs while continuing our investment in R&D that drives profitable growth,” he said. “I remain confident in our strategy and the soundness of our long-term goals. We will continue to drive our key initiatives across core products, throughout emerging markets and in operational excellence – initiatives that I’m confident will continue to deliver value for our shareholders, just as they have over the past three years,” Mr. Lambert concluded.

(more)

About MSA:

Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial websites.

(more)

Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$278,245	$286,567	$861,179	$874,790
Other income, net	609	169	1,037	8,433

	278,854	286,736	862,216	883,223

Costs and expenses
Cost of products sold	160,029	164,313	485,301	502,419
Selling, general and administrative	73,311	81,606	237,919	236,591
Research and development	12,298	10,073	34,280	29,707
Restructuring and other charges	1,515	—	3,942	—
Interest expense	2,741	2,797	8,151	8,860
Currency exchange losses, net	1,733	617	3,845	1,845

	251,627	259,406	773,438	779,422

Income before income taxes	27,227	27,330	88,778	103,801
Provision for income taxes	8,050	7,680	25,815	31,550

Net income	19,177	19,650	62,963	72,251
Net loss (income) attributable to noncontrolling interests	324	(417)	(127)	(1,101)

Net income attributable to Mine Safety Appliances Company	19,501	19,233	62,836	71,150

Earnings per share attributable to Mine Safety Appliances Company common shareholders
Basic	$0.52	$0.52	$1.69	$1.93

Diluted	$0.52	$0.51	$1.66	$1.90

Dividends per common share	$0.30	$0.28	$0.88	$0.82

Basic shares outstanding	36,915	36,633	36,845	36,535
Diluted shares outstanding	37,507	37,055	37,438	37,009

(more)

Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	September 30, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$96,010	$82,718
Trade receivables, net	194,886	191,289
Inventories	144,277	136,300
Other current assets	60,102	53,241

Total current assets	495,275	463,548

Property, net	150,146	147,465
Prepaid pension cost	47,640	42,818
Goodwill	259,388	258,400
Other noncurrent assets	217,094	199,515

Total	1,169,543	1,111,746

Current liabilities
Notes payable and current portion of long-term debt	$7,114	$6,823
Accounts payable	66,628	59,519
Other current liabilities	120,469	122,458

Total current liabilities	194,211	188,800

Long-term debt	282,333	272,333
Pensions and other employee benefits	154,457	151,536
Deferred tax liabilities	19,184	17,249
Other noncurrent liabilities	11,101	11,124
Equity	508,257	470,704

Total	1,169,543	1,111,746

(more)

Mine Safety Appliances Company

Consolidated Condensed Statement of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2013	2012

Net income	$62,963	$72,251
Depreciation and amortization	23,392	24,057
Change in working capital	(18,291)	2,763
Other operating	(3,358)	(10,037)

Cash from operations	64,706	89,034

Capital expenditures	(26,214)	(24,949)
Property disposals and other investing	1,333	16,801

Cash from investing	(24,881)	(8,148)

Change in debt	10,284	(37,551)
Cash dividends paid	(32,694)	(30,261)
Other financing	(1,181)	1,373

Cash from financing	(23,591)	(66,439)

Exchange rate changes	(2,942)	71

Increase (decrease) in cash and cash equivalents	13,292	14,518

(more)

Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales
North America	$134,889	$133,944	$423,319	$416,728
Europe	67,093	67,660	204,735	207,450
International	76,263	84,963	233,125	250,612

Total	278,245	286,567	861,179	874,790

Net income (loss)
North America	$18,053	$15,100	$55,217	$51,636
Europe	2,667	2,039	8,003	9,794
International	4,636	6,016	16,493	17,900
Reconciling	(5,855)	(3,922)	(16,877)	(8,180)

Total	19,501	19,233	62,836	71,150

# # #